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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1a of Schroder Capital Funds (Delaware), of our reports dated December 21, 2001, relating to the financial statements and financial highlights of the Schroder International Fund, Schroder Emerging Markets Fund, Schroder U.S. Large Cap Equity Fund, Schroder U.S. Smaller Companies Fund, Schroder Ultra Fund, Schroder Small Capitalization Value Fund and Schroder MidCap Value Fund which appear in the October 31, 2001 Annual Reports to Shareholders of the Schroder Capital Fund (Delaware) and Schroder Series Trust. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 19, 2002